Exhibit 99.1

VOCALOCITY, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013 AND DECEMBER 31, 2012 AND 2011

Table of Contents

Page

Independent Auditors' Report	3

Consolidated Balance Sheets as of September 30, 2013 (Unaudited) and December 31, 2012 (Restated) and 2011 (Restated)	4

Consolidated Statements of Operations for the nine month periods ended September 30, 2013 (Unaudited) and 2012 (Unaudited) and for the year ended December 31, 2012 (Restated) and 2011 (Restated)	5

Consolidated Statements of Change in Stockholders’ Deficit as of September 30, 2013 (Unaudited) and December 31, 2012 (Restated) and 2011 (Restated)	6

Consolidated Statements of Cash Flows for the nine month periods ended September 30, 2013 (Unaudited) and 2012 (Unaudited) and for the year ended December 31, 2012 (Restated) and 2011 (Restated)	7

Notes to the Consolidated Financial Statements	8-22

INDEPENDENT AUDITORS' REPORT
To the Board of Directors
Vocalocity, Inc. and Subsidiaries
Atlanta, GA
We have audited the accompanying consolidated financial statements of Vocalocity, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vocalocity, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations, changes in stockholders' deficit and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.
Adjustments to Prior Period Financial Statements
As discussed in Note 2 to the consolidated financial statements, the Company has restated its 2012 and 2011 consolidated financial statements in order to correct an understatement of its estimated state sales tax liabilities. Our opinion is not modified with respect to this matter.
/s/ Frazier & Deeter, LLC
January 27, 2014

Consolidated Balance Sheets

Assets
	September 30, 2013 (Unaudited)	December 31, 2012 (Restated)	December 31, 2011 (Restated)
Current assets:
Cash and cash equivalents	$10,156,767	$7,472,969	$4,620,854
Accounts receivable, net	261,174	192,558	124,807
Prepaid expenses and other current assets	995,981	201,215	305,041
Total current assets	11,413,922	7,866,742	5,050,702
Property and equipment, net	1,841,897	1,516,924	1,419,035
Other assets:
Goodwill	837,832	837,832	837,832
Other intangible assets, net	905,419	1,633,595	2,831,165
Deferred financing costs, net	—	7,399	15,014
Deposits	23,036	37,914	155,764
Total other assets	1,766,287	2,516,740	3,839,775
Total Assets	$15,022,106	$11,900,406	$10,309,512
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$188,278	$1,193,825	$1,401,577
Accrued liabilities	9,015,655	6,815,804	5,086,700
Deferred revenue	2,743,092	2,261,265	1,225,540
Current portion of long‑term debt	—	810,705	833,333
Total current liabilities	11,947,025	11,081,599	8,547,150
Deferred rent	157,080	264,122	298,883
Long‑term debt, net of current portion	—	—	807,759
Total liabilities	12,104,105	11,345,721	9,653,792
Commitments	—	—	—
Redeemable Preferred Stock:
Series B-5 Convertible Redeemable Preferred Stock, 6,015,788 authorized, 6,015,641 issued and outstanding as of September 30, 2013 (unaudited) and December 31, 2012 and 2011, aggregate liquidation preference at September 30, 2013 of $6,857,206 (unaudited) and December 31, 2012 of $4,932,200	11,068,308	6,617,206	4,692,200
Series B-4 Convertible Redeemable Preferred Stock, 10,330,579 shares authorized; 10,075,699 (unaudited), 10,075,699 and 9,938,101 shares issued and outstanding as of September 30, 2013 and December 31, 2012 and 2011, respectively; aggregate liquidation preference at September 30, 2013 of $10,729,088 (unaudited) and December 31, 2012 of $7,566,489	17,789,267	10,377,970	7,155,433
Series B-3 Convertible Redeemable Preferred Stock, 14,650,562 shares authorized, issued, and outstanding as of September 30, 2013 (unaudited) and December 31, 2012 and 2011, aggregate liquidation preference at September 30, 2013 of $12,917,928 (unaudited) and December 31, 2012 of $8,962,276	23,413,583	12,599,483	8,643,832
Series B-2 Convertible Redeemable Preferred Stock, 12,000,000 shares authorized, 11,411,850 shares issued and outstanding as of September 30, 2013 (unaudited) and December 31, 2012 and 2011, aggregate liquidation preference at September 30, 2013 of $9,834,002 (unaudited) and December 31, 2012 of $6,182,209	18,557,839	9,585,954	5,934,161
Series B-1 Convertible Redeemable Preferred Stock, 7,620,442 shares authorized, issued, and outstanding as of September 30, 2013 (unaudited) and December 31, 2012 and 2011, aggregate liquidation preference at September 30, 2013 of $6,414,400 (unaudited) and December 31, 2012 of $3,899,655	12,414,993	6,248,762	3,734,017
Series A Convertible Redeemable Preferred Stock, 21,406,667 shares authorized, issued, and outstanding as of September 30, 2013 (unaudited) and December 31, 2012 and 2011, aggregate liquidation preference at September 30, 2013 of $14,340,267 (unaudited) and December 31, 2012 of $11,345,534	28,096,323	13,700,267	10,705,534
Non‑Voting Junior Preferred Stock, 2,000,000 shares authorized; 1,893,444 (unaudited), 1,893,444 and 1,866,805 shares issued and outstanding as of September 30, 2013 and December 31, 2012 and 2011, respectively; aggregate liquidation preference at September 30, 2013 of $1,380,360 (unaudited) and December 31, 2012 of $1,317,895	1,406,474	1,317,895	688,035
Non‑Voting Management Preferred Stock, 1,634,000 shares authorized, issued, and outstanding as of September 30, 2013 (unaudited) and December 31, 2012 and 2011	1,634,000	1,634,000	1,634,000
Stockholders' Deficit:
Common Stock, $0.001 par value, 100,000,000 shares authorized; 7,286,080 (unaudited), 3,532,231 and 2,465,704 shares issued and outstanding as of September 30, 2013 (unaudited) and December 31, 2012 and 2011, respectively	7,287	3,533	2,466
Accumulated deficit	(111,470,073)	(61,530,385)	(42,533,958)
Total stockholders' deficit	(111,462,786)	(61,526,852)	(42,531,492)
Total Liabilities, Redeemable Preferred Stock, and Stockholders' Deficit	$15,022,106	$11,900,406	$10,309,512

See notes to consolidated financial statements

Consolidated Statements of Operations

	Nine Months Ended September 30, 2013 (Unaudited)	Nine Months Ended September 30, 2012 (Unaudited)	Year Ended December 31, 2012 (Restated)	Year Ended December 31, 2011 (Restated)
Revenues	$44,597,843	$32,319,770	$44,539,805	$28,019,986
Cost of revenues	16,021,674	13,687,149	18,622,754	12,210,833
Gross profit	28,576,169	18,632,621	25,917,051	15,809,153
Operating expenses:
Selling, general, and administrative	17,747,174	12,838,370	17,721,664	13,668,072
Marketing	7,352,353	4,564,169	6,799,306	3,834,773
Depreciation and amortization	1,245,617	1,492,999	1,874,601	942,063
Total operating expenses	26,345,144	18,895,538	26,395,571	18,444,908
Operating income (loss)	2,231,025	(262,917)	(478,520)	(2,635,755)
Other expense:
Interest expense	289,121	70,417	129,399	132,863
Total other expense	289,121	70,417	129,399	132,863
Income (loss) before provision for income taxes	1,941,904	(333,334)	(607,919)	(2,768,618)
Provision for federal and state income taxes	1,809	467	4,999	—
Net income (loss)	$1,940,095	$(333,801)	$(612,918)	$(2,768,618)

See notes to consolidated financial statements

Consolidated Statements of Changes in Stockholders' Deficit

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2010	2,448,639	$2,449	$—	$(29,686,226)	$(29,683,777)
Issuance of common stock	17,065	17	1,062	—	1,079
Share‑based compensation expense	—	—	85,712	—	85,712
Accretion of redeemable preferred stock	—	—	(86,774)	(10,079,114)	(10,165,888)
Net loss ‑ 2011 (Restated)	—	—	—	(2,768,618)	(2,768,618)
Balance, December 31, 2011 (Restated)	2,465,704	2,466	—	(42,533,958)	(42,531,492)
Adjustment to liquidation preference on Non‑Voting Junior Preferred Stock from amendment of contingencies from Aptela acquisition	—	—	—	(318,759)	(318,759)
Issuance of common stock	1,066,527	1,067	66,902	—	67,969
Share‑based compensation expense	—	—	157,446	—	157,446
Accretion of redeemable preferred stock	—	—	(224,348)	(18,064,750)	(18,289,098)
Net loss ‑ 2012 (Restated)	—	—	—	(612,918)	(612,918)
Balance, December 31, 2012 (Restated)	3,532,231	3,533	—	(61,530,385)	(61,526,852)
Issuance of stock (Unaudited)	3,753,849	3,754	274,487	—	278,241
Share‑based compensation expense (Unaudited)	—	—	154,552	—	154,552
Accretion of redeemable preferred stock (Unaudited)	—	—	(429,039)	(51,879,783)	(52,308,822)
Net income ‑ Nine months ended September 30, 2013 (Unaudited)	—	—	—	1,940,095	1,940,095
Balance, September 30, 2013 (Unaudited)	7,286,080	$7,287	$—	$(111,470,073)	$(111,462,786)

See notes to consolidated financial statements

Consolidated Statements of Cash Flows

	Nine Months Ended September 30, 2013 (Unaudited)	Nine Months Ended September 30, 2012 (Unaudited)	Year Ended December 31, 2012 (Restated)	Year Ended December 31, 2011 (Restated)
Cash flows from operating activities:
Net income (loss)	$1,940,095	$(333,801)	$(612,918)	$(2,768,618)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,245,617	1,492,999	1,874,601	942,063
Write‑off of fixed assets	—	—	—	26,798
Stock‑based compensation	154,552	112,115	157,446	85,712
Deferred rent	(107,042)	26,108	(34,761)	106,516
Amortization of debt discount	22,627	9,420	2,946	11,058
Amortization of deferred financing costs	7,399	5,711	7,615	7,615
Changes in assets and liabilities, net of acquisition:
Accounts receivable, net	(68,616)	(214,052)	(67,751)	13,619
Prepaid expenses and other current assets	(794,766)	(331,011)	103,826	(6,311)
Deposits	14,878	100,000	117,850	—
Accounts payable	(1,005,547)	(394,189)	(207,752)	(39,438)
Accrued liabilities	2,190,279	1,063,879	2,015,572	504,676
Deferred revenue	481,827	715,153	1,035,725	210,121
Net cash provided by (used in) operating activities	4,081,303	2,252,332	4,392,399	(906,189)
Cash flows from investing activities:
Cash acquired in Aptela transactions	—	—	—	1,213,046
Proceeds from the sale of property and equipment	—	—	18,000	—
Purchases of property and equipment	(842,413)	(611,904)	(792,920)	(667,950)
Net cash (used in) provided by investing activities	(842,413)	(611,904)	(774,920)	545,096
Cash flows from financing activities:
Payments on long‑term debt	(833,333)	(625,000)	(833,333)	(833,333)
Issuance of Series B‑4 convertible redeemable preferred stock	—	—	—	3,000,000
Issuance of common stock	278,241	67,969	67,969	1,079
Net cash (used in) provided by financing activities	(555,092)	(557,031)	(765,364)	2,167,746
Net increase in cash and cash equivalents	2,683,798	1,083,397	2,852,115	1,806,653
Cash and cash equivalents, beginning of year	7,472,969	4,620,854	4,620,854	2,814,201
Cash and cash equivalents, end of year	$10,156,767	$5,704,251	$7,472,969	$4,620,854
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$16,965	$58,374	$71,924	$118,136
Cash paid for taxes	$—	$—	$4,999	$—
Supplemental Disclosure of Noncash Investing and Financing Transactions:
Adjustment to value of Non‑Voting Junior Preferred Stock issued in conjunction with the Aptela acquisition	$—	$—	$209,592	$2,323,763
Adjustment to accrued liabilities for issuance of Series B‑4 Convertible Redeemable Preferred Stock	$—	$59,938	$59,938	$—
Adjustment to accrued liabilities for issuance of Non‑Voting Junior Preferred Stock	$9,572	$10,132	$16,938	$—
Accretion of Redeemable Preferred Stock	$52,308,822	$18,434,148	$18,289,098	$10,165,888

See notes to consolidated financial statements

VOCALOCITY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1 - Description of business and summary of significant accounting policies:
Description of business
Vocalocity, Inc. and Subsidiaries (collectively the Company) is a leading innovator of small business Voice over Internet Protocol (VoIP) phone services. The Company develops, markets, and sells telecommunications services and hosted software applications for Internet protocol telephony worldwide.
These financial statements have been prepared for the purpose of complying with the provisions of Article 3-05 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (SEC), which required certain information with respect to acquired businesses to be included with certain filings with the SEC.
Reclassifications
Certain amounts previously reported within the Company's consolidated balance sheets, statements of operations and changes in stockholders' deficit have been reclassified to conform to the current period presentation and rules and regulations of the SEC. These reclassifications had no impact on the Company's previously reported net income.
Basis of consolidation
The Company's consolidated financial statements include the accounts of Vocalocity, Inc. (Vocalocity) and its wholly‑owned subsidiaries, Aptela Holding Company, Inc. (Aptela Holding) and Aptela, Inc. (Aptela). Aptela Holding was incorporated August 5, 2011 for the sole purpose of acquiring Aptela (see Note 3). Aptela was acquired on August 22, 2011. All intercompany balances have been eliminated in consolidation.
Basis of presentation
The Company has adopted Financial Accounting Standards Board (FASB) Codification (Codification). The Codification is the single official source of authoritative accounting principles generally accepted in the United States of America (U.S. GAAP) recognized by the FASB to be applied by nongovernmental entities and all of the Codification's content carries the same level of authority.
The accompanying consolidated balance sheet as of September 30, 2013 and the related statements of operations, changes in stockholders' deficit, and cash flows for the nine month period ended September 30, 2013 and 2012, and the related notes (interim financial information) have been prepared by the Company and are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation in accordance with U.S. GAAP have been included. Operating results for the nine month period ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ended December 31, 2013.
Use of estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue recognition
Service revenue
Substantially all of the Company's operating revenues are telephony services revenues, which are derived primarily from monthly subscription fees that customers are charged under the Company's service plans. The Company also derives telephony services revenues from per minute fees for any calling minutes in excess of a customer's monthly plan limits. Substantially all monthly subscription fees

Notes to Consolidated Financial Statements - Continued

are automatically charged in advance to customers' credit cards and recognized ratably over the monthly subscription period. Revenues generated from customers exceeding allocated call minutes under limited minute plans are recognized as services are provided, that is, as minutes are used and billed to customers in arrears. The Company calculates the amount of revenues earned but not billed from customers exceeding allocated call minutes under limited minute plans from the end of each billing cycle to the end of each reporting period and records these amounts in accounts receivable.
The Company charges a recovery fee for every phone number issued to a customer. The fee is considered a monthly service fee that is disclosed to all customers within the Company's terms of service. The amount of the fee is dictated by Vocalocity and is not required by any governmental or regulatory entity. The Company presents the recovery fee revenue on a gross basis.
The Company charges customers Federal Universal Service Fund (USF) fees. The Company recognizes revenue on a gross basis for USF and related fees. The Company records these fees as revenue when billed.
Product revenue
The Company acts as an agent, rather than a principal, in transactions involving the sale of telephone equipment. As a result, the Company recognizes revenues from the sale of equipment on a net basis rather than a gross basis.
The Company also charges shipping and handling fees to customers. The Company presents revenues and expenses from shipping and handling on a gross basis in the accompanying statements of operations.
The Company reports taxes imposed by governmental authorities on revenue-producing transactions between the Company and its customers in the consolidated financial statements on a net basis.
Cash and cash equivalents
Cash and cash equivalents include highly liquid investments with maturities of three months or less when purchased. We also include deposits in-transit from banks for payments related to third-party credit card transactions within cash equivalents. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.
Accounts receivable
The Company's accounts receivable are comprised of amounts due from customers. Credit is extended based on the customer's credit quality and history with the Company. Accounts receivable are stated at amounts due, net of an allowance for doubtful accounts. The Company determines its allowance by considering the length of time receivables are past due, the Company's previous loss history, and the customer's ability to pay its obligation. The Company writes off accounts receivable when management determines they are uncollectible.
At September 30, 2013 and December 31, 2012 and 2011, the allowance for doubtful accounts was $77,221 (unaudited), $89,297, and $26,031, respectively.
Fair value hierarchy
The Company utilizes a valuation technique to measure the fair value of assets and liabilities by using a fair value hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. The objective of a fair value measurement is to determine the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Accordingly, the fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

*	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

*	Level 2 - Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly;

*	Level 3 - Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Notes to Consolidated Financial Statements - Continued

Property and equipment
Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets as follows:

Years
Furniture and fixtures	7
Computers and equipment	5
Laptops	2
Software	3

Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the remaining lease term.
Expenditures for maintenance and repairs are expensed as incurred. Additions and betterments are capitalized. The cost of properties sold or otherwise disposed of, and the accumulated depreciation thereon, is eliminated from the property and reserve accounts, and gains and losses are reflected in the consolidated statements of operations.
Income taxes
The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to the uncertainty of being able to generate positive operating results and taxable income, the Company has recorded a full valuation allowance against its otherwise recognizable deferred tax asset. Future events could cause the Company to conclude that it is more likely than not that it will realize a portion of the deferred tax asset. Upon reaching such a conclusion, the Company will reduce the valuation allowance and recognize a deferred tax asset.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authority, based on the technical merits of the position. Tax years that remain subject to examination by major tax jurisdictions date back to the year ending December 31, 2009. As of December 31, 2012, there are no known items which would result in a material accrual resulting from the Company's federal or state tax positions.
Redeemable warrants
In accordance with U.S. GAAP, warrants on redeemable shares are classified as liabilities and are included in accrued liabilities on the accompanying consolidated balance sheets and are marked to market in each reporting period.
Goodwill and other intangible assets
Intangible assets with a definite life are amortized on a straight‑line basis over their estimated useful lives. Goodwill and intangible assets with indefinite lives are not amortized. Rather, these goodwill carrying values are reviewed annually (or more frequently if impairment indicators arise) for impairment. There was no impairment charge recognized during the years ended December 31, 2012 and 2011.
Impairment of long-lived assets and long-lived assets to be disposed of
The Company reviews long-lived assets and certain identifiable intangibles with a definite life for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value of the assets less costs to sell. There was no impairment charge recognized during the years ended December 31, 2012 and 2011.

Notes to Consolidated Financial Statements - Continued

Stock compensation
The Company measures and recognizes the compensation expense for all share‑based awards made to employees and directors, including employee stock options, based on estimated fair values. The fair value of employee stock options is estimated on the date of grant using a Black-Scholes option-pricing model. The value of awards that are ultimately expected to vest is recognized as expense over the requisite service periods in the Company's consolidated statements of operations. Because share‑based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, it has been reduced for forfeitures.
The Company's determination of the fair value of employee stock options on the date of grant using a Black-Scholes model is affected by the Company's stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company's expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors. The Company measures the fair value of restricted stock as if the awards were vested and issued on the grant date.
Advertising costs
Advertising costs are expensed as incurred and were $6,872,715 (unaudited) and $4,245,308 (unaudited) for the nine months ended September 30, 2013 and 2012, respectively, and $6,243,286 and $3,578,589 for the years ended December 31, 2012 and 2011, respectively.
Research, development, and software costs
Research and development costs are charged to operations as incurred. Software development costs for software to be sold or otherwise marketed incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. The Company defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all software development costs for software to be sold or otherwise marketed have been expensed as incurred. The Company capitalizes purchase and implementation costs of internal use software. No such costs were capitalized during the periods presented.
Fair value of financial instruments
The estimated fair value of financial instruments is determined by the Company using available market information and valuation methodologies considered to be appropriate. The carrying amounts of the Company's cash and cash equivalents, account receivable, and accounts payable approximate their fair value due to their short maturities.

Notes to Consolidated Financial Statements - Continued

Note 2 - Correction of an error:
During the current year, the Company determined that the estimate for sales tax obligations was understated in prior years. The effect of the restatement on the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended is as follows:

	December 31, 2012		December 31, 2011
	As Previously Reported	Restated	As Previously Reported	Restated
Consolidated balance sheets
Accrued liabilities	$4,953,740	$6,815,804	$4,027,266	$5,086,700
Total current liabilities	$9,219,535	$11,081,599	$7,487,716	$8,547,150
Total liabilities	$9,483,657	$11,345,721	$8,594,358	$9,653,792
Accumulated deficit	$(59,668,321)	$(61,530,385)	$(41,474,524)	$(42,533,958)
Total stockholders' deficit	$(59,664,788)	$(61,526,852)	$(41,472,058)	$(42,531,492)
Consolidated statements of operations
Selling, general, and administrative	$16,919,034	$17,721,664	$12,608,638	$13,668,072
Total operating expenses	$25,592,941	$26,395,571	$17,385,474	$18,444,908
Operating income (loss)	$324,110	$(478,520)	$(1,576,882)	$(2,635,755)
Income (loss) before provision for income taxes	$194,711	$(607,919)	$(1,709,184)	$(2,768,618)
Net income (loss)	$189,712	$(612,918)	$(1,709,184)	$(2,768,618)
Consolidated statements of cash flows
Net income (loss)	$189,712	$(612,918)	$(1,709,184)	$(2,768,618)
Change in accrued liabilities	$1,212,942	$2,015,572	$(554,758)	$504,676

Note 3 - Acquisition of Aptela:
On August 10, 2011, Vocalocity entered into an Agreement and Plan of Merger with Aptela. On August 22, 2011, the agreement was finalized and Vocalocity acquired all of Aptela's outstanding shares, in exchange for 10,330,579 shares of Series B-4 Convertible Redeemable Preferred Stock and 2,000,000 shares of Non-Voting Junior Preferred Stock with a total consideration of approximately $2.3 million. The following table discloses the assets acquired and liabilities assumed in connection with the Aptela acquisition:

Assets:
Cash	$1,213,046
Accounts receivable, net	63,538
Other current assets	171,434
Property and equipment, net	213,366
Other assets	34,478
Total Assets	1,695,862
Liabilities and equity:
Accounts payable	(442,908)
Accrued expenses	(2,723,778)
Deferred revenue	(233,245)
Total Liabilities	(3,399,931)
Net liabilities acquired	(1,704,069)
Goodwill	817,832
Other intangible assets	3,210,000
Total stock consideration, net	$2,323,763

Notes to Consolidated Financial Statements - Continued

In conjunction with the acquisition of Aptela, the Company assumed an unpaid sales tax liability that was estimated to be approximately $1,247,000.
During 2012, the liquidation preference of the Non-Voting Junior Preferred Stock issued in the acquisition was increased by $356,005 at the first anniversary of the closing date based on a formula derived from the monthly recurring revenue that remained on the anniversary date. The liquidation preference was also adjusted by $172,346 upon settlement of certain contingencies and indemnification provisions in the acquisition agreement.
Goodwill related to the Aptela acquisition is not deductible for tax purposes.
Note 4 - Property and equipment:
Property and equipment consist of the following:

	December 31, 2012	December 31, 2011
Furniture and fixtures	$45,050	$45,609
Leasehold improvements	29,060	29,060
Computers, laptops, and equipment	2,734,178	1,973,435
Software	1,023,102	998,605
	3,831,390	3,046,709
Less: Accumulated depreciation and amortization	(2,314,466)	(1,627,674)
Net property and equipment	$1,516,924	$1,419,035

Depreciation and amortization expense was $518,062 (unaudited) and $538,156 (unaudited) for the nine months ended September 30, 2013 and 2012, respectively, and $695,031 and $495,840 for the years ended December 31, 2012 and 2011, respectively.
Note 5 - Intangible assets:
Intangible assets consisted of the following at December 31, 2012:

	Cost	Accumulated Amortization	Net
Goodwill	$837,832	$—	$837,832
Patent cost	$99,650	$60,499	$39,151
Customer relationships	$2,870,000	$1,275,556	$1,594,444
Technology	$250,000	$250,000	$—
Trade name	$90,000	$90,000	$—

Intangible assets consisted of the following at December 31, 2011:

	Cost	Accumulated Amortization	Net
Goodwill	$837,832	$—	$837,832
Patent cost	$99,650	$46,263	$53,387
Customer relationships	$2,870,000	$318,889	$2,551,111
Technology	$250,000	$83,333	$166,667
Trade name	$90,000	$30,000	$60,000

The Company amortizes the patent costs over its life of seven years, and $10,676 was recorded as amortization expense for the nine months ended September 30, 2013 and 2012 (unaudited) and $14,236 was recorded as amortization expense for the years ended

Notes to Consolidated Financial Statements - Continued

December 31, 2012 and 2011. Customer relationships are amortized over their estimated lives of three years, and $717,500 was recorded as amortization expense for the nine months ended September 30, 2013 and 2012 (unaudited) and $956,667 and $318,889 were recorded as amortization expense for the years ended December 31, 2012 and 2011, respectively. The Company amortized technology over one year, and $166,667 was recorded as amortization expense for the nine months ended September 30, 2012 (unaudited) and $166,667 and $83,333 were recorded as amortization expense for the years ended December 31, 2012 and 2011, respectively. The Company amortized the trade name over one year, and $60,000 was recorded as amortization expense for the nine months ended September 30, 2012 (unaudited) and $60,000 and $30,000 were recorded as amortization expense for the years ended December 31, 2012 and 2011, respectively.
The future amortization of intangible assets at December 31, 2012 is as follows:

Year Ending December 31,
2013	$970,903
2014	652,014
2015	10,678
$1,633,595

Note 6 - Accrued liabilities:
Accrued liabilities consist of the following:

	September 30, 2013 (Unaudited)	December 31, 2012 (Restated)	December 31, 2011 (Restated)
Accrued expenses	$4,457,733	$3,669,130	$1,531,774
Accrued employee costs	1,044,198	437,869	1,241,955
Accrued sales and telecom taxes	3,156,917	2,594,127	2,245,207
Warrant liability	356,807	110,710	59,870
Accrued interest	—	3,968	7,894
	$9,015,655	$6,815,804	$5,086,700
Note 7 - Long-term debt:
Long-term bank debt consists of the following as of:

	December 31, 2012 (Restated)	December 31, 2011 (Restated)
$2.5 million term loan, net of discount	$810,705	$1,641,092
Less current portion	(810,705)	(833,333)
	$—	$807,759

On July 5, 2010, the Company entered into a $2.5 million term loan agreement with a third-party financing institution. The loan bears interest at a fixed rate of 5.5%. The debt was collateralized by substantially all of the Company's assets.
In conjunction with the $2.5 million term loan, the Company issued the holder of this term loan warrants to purchase 239,973 shares of Series B‑2 stock at a price per share of $0.2717. As a result, the proceeds received for the $2,500,000 in debt and warrants were allocated on a relative fair value basis of $2,470,531 and $29,469, respectively. The original issue discount of $29,469 was being accreted to interest expense over the term of the loan. The value of the warrants was based upon the estimated fair value at the date of issuance (see Note 15). The unamortized discount at December 31, 2012 of $22,627 was fully amortized during the nine months ended September 30, 2013 (unaudited). As of September 30, 2013 and December 31, 2012 and 2011, the fair value of the warrants for redeemable preferred stock was $356,807 (unaudited), $110,710, and $59,870, respectively.

Notes to Consolidated Financial Statements - Continued

Note 8 - Operating leases:
During 2012, the Company leased office space in Atlanta, Georgia and Herndon, Virginia. The Company ended the Herndon, Virginia lease during 2012. The office space lease in Atlanta, Georgia will expire in June 2014. The future minimum lease payments under the lease agreement as of December 31, 2012 are as follows:

Year Ending December 31,
2013	$665,547
2014	364,351
$1,029,898

Rent expense was $398,664 (unaudited) and $519,709 (unaudited) for the nine months ended September 30, 2013 and 2012, respectively, and $599,214 and $484,926 for the years ended December 31, 2012 and 2011, respectively.
Note 9 - Contingencies:
The Company is party to various claims, legal actions, and complaints arising in the ordinary course of business. As part of the acquisition discussed in Note 3, the Company recorded legal fees and settlement cost contingencies related to litigation for two patent infringement cases in the amount of $467,712. As of September 30, 2013, the Company had a remaining accrual of $195,000 (unaudited) related to one of the cases that has not been settled. During the nine month period ended September 30, 2013, the Company recorded legal fees and settlement cost contingencies related to litigation for a new patent infringement case in the amount of $50,000 (unaudited), which is included in accrued liabilities in the consolidated balance sheet. The Company settled the new patent infringement case in November 2013 for approximately $50,000 (unaudited).
At September 30, 2013, December 31, 2012, and December 31, 2011, the Company had $2,600,000 (unaudited), $1,862,064, and $1,059,435 accrued related to potential sales tax liabilities from state or municipal agencies.
Note 10 - Income taxes:
The components of the consolidated provision for income taxes for the years ended December 31, 2012 and 2011 consisted of the following:

	2012	2011
Current:
Federal	$—	$—
State	4,999	—
	4,999
Deferred:
Federal	—	—
State	—	—
Total deferred tax provision	—	—
Income tax provision	$4,999	$—

Notes to Consolidated Financial Statements - Continued

Significant components of the Company's deferred tax assets are as follows:

	December 31, 2012 (Restated)	December 31, 2011 (Restated)
Deferred tax assets:
Allowance for doubtful accounts	$33,897	$9,881
Accrued liabilities	391,651	435,120
Other	—	456
Net current deferred tax assets	425,548	445,457
Net operating loss	7,332,151	7,750,593
Stock compensation expense	125,250	76,907
Research and development and other credit carry forwards	172,482	437,958
Other	7,611	8,164
Fixed assets and intangibles	(485,879)	(940,262)
Net non-current deferred tax assets	7,577,163	7,778,817
Valuation allowance	(7,577,163)	(7,778,817)
Total deferred tax assets	$—	$—

Realization of deferred tax assets is dependent on future taxable income, if any, the timing and the amount of which are uncertain. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax‑planning strategies in making this assessment. Based on these factors, management has provided a full valuation allowance for its net deferred tax assets as it has determined it is more likely than not that they will not be realized. The net decrease and increase in the valuation allowance for deferred income tax assets for the years ended December 31, 2012 and 2011 was approximately $0.2 million and $1.9 million, respectively. The decrease in 2012 is due to current year taxable income being offset by utilization of net operating loss carryforwards. The increase in 2011 was due to the valuation allowance associated with Aptela's net deferred tax asset at the date of acquisition combined with an increase in consolidated deferred tax assets.
A reconciliation of the tax provision to the amounts computed using the statutory U.S. Federal income tax rate of 34% is as follows as of December 31, 2012 and 2011:

	2012	2011
Tax provision at statutory rate	$(208,358)	$(941,330)
State income taxes before valuation allowance net of federal effect	(24,268)	(109,637)
Change in valuation allowance, net of acquisitions	216,124	1,018,531
Other	21,501	32,436
Income tax provision	$4,999	$—

At December 31, 2012, the Company has consolidated net operating loss carryforwards for U.S. federal and state income tax purposes of approximately $19.4 million which expire in varying amounts through 2031.
Utilization of net operating loss and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The Company conducted an analysis through 2012 to determine whether an ownership change had occurred since inception. The analysis indicated that no ownership changes had occurred. As a result, no portion of the net operating loss or credit carryforwards are expected to expire before becoming available to reduce federal and state income tax liabilities.

Notes to Consolidated Financial Statements - Continued

Note 11 - Redeemable preferred stock:
On August 19, 2011, the Company amended and restated its articles of incorporation to authorize a total of 175,658,038 shares, of which 21,406,667 are designated as Series A; 7,620,442 are designated as Series B-1; 12,000,000 are designated as Series B-2; 14,650,562 are designated as Series B-3; 10,330,579 are designated as Series B-4 Convertible Redeemable Preferred Stock (Series B-4); 6,015,788 are designated at Series B-5 Convertible Redeemable Preferred Stock (Series B-5); 1,634,000 are designated as Management Stock; and 2,000,000 are designated as Non-Voting Junior Preferred Stock (Junior Preferred Stock). The Series B-1, Series B-2, Series B-3, Series B-4, and Series B-5 are collectively known as Series B. The Series A stock and Series B stock are collectively referred to as the Voting Preferred Stock.

Notes to Consolidated Financial Statements - Continued

The following is a summary of the activity related to the redeemable preferred stock as of:

	Series B‑5 Convertible Redeemable Preferred Stock		Series B‑4 Convertible Redeemable Preferred Stock		Series B‑3 Convertible Redeemable Preferred Stock		Series B-2 Convertible Redeemable Preferred Stock		Series B‑1 Convertible Redeemable Preferred Stock		Series A Convertible Redeemable Preferred Stock		Non‑Voting Junior Preferred Stock		Non‑Voting Management Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Total
Balance, December 31, 2010	—	$—	—	$—	14,650,562	$7,471,787	11,411,850	$5,249,450	7,620,442	$3,276,790	21,406,667	$10,065,534	—	$—	1,634,000	$1,634,000	$27,697,561
Issuance of Series B‑5, net	6,015,641	3,000,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,000,000
Issuance of Series B‑4, net	—	—	9,938,101	1,655,074	—	—	—	—	—	—	—	—	—	—	—	—	1,655,074
Issuance of Non‑Voting Junior Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	1,866,805	668,689	—	—	668,689
Accretion of redeemable preferred stock	—	1,692,200	—	5,500,359	—	1,172,045	—	684,711	—	457,227	—	640,000	—	19,346	—	—	10,165,888
Balance, December 31, 2011	6,015,641	4,692,200	9,938,101	7,155,433	14,650,562	8,643,832	11,411,850	5,934,161	7,620,442	3,734,017	21,406,667	10,705,534	1,866,805	688,035	1,634,000	1,634,000	43,187,212
Issuance of Series B‑4, net	—	—	137,598	59,938	—	—	—	—	—	—	—	—	—	—	—	—	59,938
Issuance of Non‑Voting Junior Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	26,639	16,938	—	—	16,938
Adjustment to liquidation preference on Non‑Voting Junior Preferred Stock from resolution of contingencies from Aptela acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	528,351	—	—	528,351
Accretion of redeemable preferred stock	—	1,925,006	—	3,162,599	—	3,955,651	—	3,651,793	—	2,514,745	—	2,994,733	—	84,571	—	—	18,289,098
Balance, December 31, 2012	6,015,641	6,617,206	10,075,699	10,377,970	14,650,562	12,599,483	11,411,850	9,585,954	7,620,442	6,248,762	21,406,667	13,700,267	1,893,444	1,317,895	1,634,000	1,634,000	62,081,537
Adjustment to liquidation preference on Non‑Voting Junior Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	(9,572)	—	—	(9,572)
Accretion of redeemable preferred stock	—	4,451,102	—	7,411,297	—	10,814,100	—	8,971,885	—	6,166,231	—	14,396,056	—	98,151	—	—	52,308,822
Balance, September 30, 2013 (Unaudited)	6,015,641	$11,068,308	10,075,699	$17,789,267	14,650,562	$23,413,583	11,411,850	$18,557,839	7,620,442	$12,414,993	21,406,667	$28,096,323	1,893,444	$1,406,474	1,634,000	$1,634,000	$114,380,787

Notes to Consolidated Financial Statements - Continued

Conversion
Each share of Voting Preferred Stock shall be convertible at the option of the holder at any time after the date of issuance. The number of common shares issued upon conversion for the Series A stock is equal to the Series A original purchase price divided by the Series A conversion price, subject to adjustments as defined in the articles of incorporation. The number of common shares issued upon conversion for the Series B stock is equal to the Series B original purchase price divided by the Series B conversion price, subject to adjustments as defined in the articles of incorporation. At September 30, 2013 (unaudited) and December 31, 2012 and 2011, the Series A original purchase price and conversion price both were equal to $0.3737. At September 30, 2013 (unaudited) and December 31, 2012 and 2011, the Series B-1, Series B-2, and Series B-3 original purchase price and conversion price were both equal to $0.2717. At September 30, 2013 (unaudited) and December 31, 2012 and 2011, the Series B-4 original purchase price and conversion price were both equal to $0.4356 and the Series B-5 original purchase price and conversion price were both equal to $0.4987. Each share of Voting Preferred Stock shall automatically convert into common stock upon an initial public offering (IPO) of not less than $40 million with an offering price greater than 500% of the Series B original purchase price.
Liquidation preference
In the event of liquidation, dissolution, or winding up of the Company, the holders of Series B stock shall be entitled to receive, prior and in preference to other holders of common stock and any other series of stock ranking junior to Series B in the Company, an amount per share equal to the Series B original purchase price per share plus any accrued or declared, but unpaid, dividends. If the funds are insufficient to permit payment of the full aforementioned amount, then the assets shall be distributed first, ratably among the holders of Series B-5, Series B-4, and Series B-3 in proportion to the preferential amount each holder is otherwise entitled to receive, then, if any assets remain, ratably to the holders of Series B-2 then Series B-1 stock in proportion to the preferential amount each holder is otherwise entitled to receive.
Following the distribution to the Series B stockholders, the holders of Series A shall be entitled to receive, prior and in preference to common stock holders or any other series of stock ranking junior to Series A, an amount per share equal to the Series A original purchase price plus any accrued or declared, but unpaid, dividends. If the funds are insufficient to permit payment of the full aforementioned amount, then the assets shall be distributed among the holders of Series A in proportion to the preferential amount each holder is otherwise entitled to receive.
Following the distribution to Series A stockholders, the holders of Management Stock would be entitled to receive distributions based on the proportion of Series A shares that were converted into common shares (Series A Conversion Shares) as a percentage of the total authorized Series A shares multiplied by $1.00. The distribution would go first to the Series A Conversion Shares holders, prior and in preference to the Management Stock, equal to the amount the Series A Conversion Shares holders would have received had they not converted to common stock, then to the Management Stock holders based on the aforementioned formula. If no Series A shares have converted into common stock at the date of liquidation, then the Management Stock shall not be entitled to a distribution.
Following the distribution to Series A stockholders, holders of the Junior Preferred Stock would be entitled to receive the Junior Preferred Stock Preference, as defined in the Company's Certificate of Incorporation, plus accrued or declared, but unpaid, dividends. If funds available for distribution after previous preferential distributions is insufficient to fund the entire amount of required Junior Preferred Stock distribution, funds legally available after the payment of the full Series B distribution shall be distributed ratably among the holders of the Junior Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
After the preferred liquidation preferences have been met, the remaining assets shall be distributed ratably between the Series B and common stock holders on an as-converted basis.
Dividends
Dividends shall automatically accrue with respect to issued and outstanding shares of Voting Preferred Stock at the annual rate of 8% on the Series A and Series B liquidation amounts. The Series A stock is junior and subordinate to any declaring or payment of dividends to the Series B stock. The dividends shall accrue whether or not declared by the Board of Directors and shall be cumulative. As long as any Voting Preferred Stock remains issued and outstanding, no dividends shall be made to the holders of Management Stock, Junior Preferred Stock, or common stock.

Notes to Consolidated Financial Statements - Continued

Voting
As long as there are any Series B shares outstanding, the holders of Series B stock shall be entitled to elect two directors to the Board of Directors, and as long as there are any Series A shares outstanding, the holders of Series A stock shall be entitled to elect one director to the Board of Directors. The Board of Directors shall have an authorized number of directors of seven, and the number of directors may not be reduced below two without the approval of the holders of a majority of the outstanding shares of Series B-4. Voting Preferred Stock shall vote together with the common stock as a single class on an as-if converted basis for all other matters. Shares of Management Stock and Junior Preferred Stock do not have voting rights.
Redemption
If the Company has not completed a firmly underwritten public offering, or other qualifying liquidation, such as a sale or merger, prior to January 12, 2014, a majority of the holders of Series B shares can request redemption of their shares. Redemption would be paid over two equal installments that occur one year apart, at a total price equal to the greater of the fair market value or liquidation preferences of the shares. If there is no Series B stock outstanding, or the Series B redemption amount has been reduced to zero, and the Company has not completed a firmly underwritten public offering, or other qualifying liquidation, such as a sale or merger, prior to January 12, 2014, a majority of the holders of Series A shares can request redemption of their shares. Redemption would be paid over two equal installments that occur one year apart, at a total price equal to the greater of the fair market value or liquidation preferences of the shares.
Note 12 - Common stock:
On August 19, 2011, the Company amended and restated its articles of incorporation to authorize a total of 175,658,038 shares, of which 100,000,000 are designated common shares.
Note 13 - Concentration of risk:
The Company maintains its cash in bank deposits, which at times, may exceed federally-insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash.
Note 14 - Stock option plan:
Certain employees of the Company participate in the 2007 Stock Incentive Plan (the Plan), which is authorized to grant options or restricted stock to acquire 13,986,127, as amended, shares of common stock. These awards generally vest over a four-year period at 25% per year. However, in limited instances, accelerated vesting would occur due to a change in control in the Company, as defined in the Plan. The Company had 1,588,488 shares available under the Plan at December 31, 2012.
Stock option activity under the Plan was as follows:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at December 31, 2011	8,589,131	$0.08
Granted	3,791,600	$0.20
Exercised	(1,066,527)	$0.06
Forfeited	(789,409)	$0.08
Outstanding at December 31, 2012	10,524,795	$0.12	$873,558
Exercisable at December 31, 2012	5,384,578	$0.08	$662,303

At December 31, 2012, the maximum contractual life of the options was 10 years and the weighted average remaining contractual life of the options outstanding and exercisable were approximately 8.1 years and 7.5 years, respectively.

Notes to Consolidated Financial Statements - Continued

The Company uses the Black-Scholes option-pricing model to estimate the fair value of its share-based payments using the assumptions presented in the following table:

	2012	2011
Risk-free interest rate	0.7%	2.0%
Dividend yield	0%	0%
Volatility	60%	62%
Weighted-average expected life of option	5 years	5 years
Weighted-average grant date fair value	$0.19	$0.06

The volatility assumption is based upon the historical volatility of a group of similar publicly traded companies. The expected term of the options represents the period of time that options granted are expected to be outstanding. The dividend yield is an estimate of the expected dividend yield on the Company's common stock. The risk-free interest rate is based on the U.S. Treasury yields in effect at the time of the grant for the expected term of the stock option. As of December 31, 2012, there was approximately $525,000 of unrecognized compensation cost related to stock-based compensation that is expected to be recognized ratably over the next three years.
Note 15 - Fair value disclosures:
At December 31, 2012 and 2011, the Company's warrants for Series B-2 preferred shares are deemed Level 3 as the fair value is based on unobservable inputs. For valuation of the warrants for redeemable preferred stock, the Company utilized the Black-Scholes pricing model with the following assumptions:

	December 31, 2012	December 31, 2011
Volatility	59%	61%
Risk‑free interest rate	0.7%	2.4%
Dividend yield	8%	8%
Remaining contractual term	7.50	8.50
The Company calculated the volatility of the index using the weekly closing total returns for the term immediately prior to December 31, 2012 and 2011. The dividend yield was based on the Series B-2 dividend rate. The risk-free rate is based on U.S. Treasury yields in effect at the time of grant for the expected term.
As of September 30, 2013, the Company determined the fair value of the warrants based on the actual payout made upon the sale discussed at Note 18 which the Company considered to be Level 2 inputs.
As of September 30, 2013 and December 31, 2012 and 2011, the fair value of the warrants for redeemable preferred stock was $356,807 (unaudited), $110,710, and $59,867, respectively. The Company recognized interest expense from the change in fair value of the warrants of $246,097 (unaudited) and $0 (unaudited) for the nine months ended September 30, 2013 and 2012, respectively, and $50,840 and $8,110 for the years ended December 31, 2012 and 2011, respectively.
The Company's redeemable preferred stock is carried at its redemption amount which is the greater of the liquidation preference or fair market value. At December 31, 2012 and 2011, the fair market value of the redeemable shares was determined by a third-party appraiser using Level 3 inputs. The carrying amount of the redeemable preferred stock was adjusted accordingly.
At September 30, 2013 (unaudited), the Company determined the fair value of the redeemable preferred stock based on the actual payouts made upon the sale of the Company. These inputs are considered to be Level 2 inputs.
Note 16 - 401(k) plan:
During 2008, the Company established an employee benefit plan pursuant to Section 401(k) of the Internal Revenue Code (the Code), whereby employees may contribute a percentage of their compensation, not to exceed the maximum amount allowable under the Code. At the discretion of the Board of Directors, the Company may elect to make matching contributions. For the nine months ended September 30, 2013, the Company made matching contributions of $243,039 (unaudited). For the nine month period ended September 30, 2012

Notes to Consolidated Financial Statements - Continued

(unaudited) and for the years ended December 31, 2012 and 2011, the Company made no matching contributions.
Note 17 - Related party transactions:
As of September 30, 2013 and December 31, 2012 and 2011, a law firm the Company utilizes for general legal counsel held 92,013 (unaudited) and 10,559 shares of Series B-3 and Series B-5, respectively. As of September 30, 2013 and December 31, 2012 and 2011, a partner with the law firm held 18,403 (unaudited) and 4,224 shares of Series B-3 and Series B-5, respectively. As of September 30, 2013 (unaudited) and December 31, 2012, a vendor that provides consulting services held 699,542 shares of common stock.
Note 18 - Subsequent events:
The Company has evaluated all events subsequent to December 31, 2012 through January 27, 2014, which is the date these financial statements were available to be issued.
On November 15, 2013, the Company was acquired by Vonage Holdings Corp. (Vonage), pursuant to the Agreement and Plan of Merger (the Merger Agreement) dated October 9, 2013.
Vonage acquired the Company for $134.2 million, including 7,983,395 shares of Vonage common stock priced on the day of announcement (which shares have an aggregate value of approximately $26.2 million) and cash consideration of $108 million including payment of $2.9 million for excess cash as of closing date, subject to adjustments for closing cash and working capital of the Company, reductions for indebtedness and transaction expenses of the Company that remained unpaid as of closing, and deposits into the escrow funds, pursuant to the Merger Agreement. The aggregate consideration will be allocated among holders of: (i) Vocalocity preferred stock, (ii) Vocalocity common stock, (iii) vested options to purchase Vocalocity common stock, and (iv) warrants to purchase Vocalocity preferred stock.
Pursuant to the Merger Agreement, at the effective time of the Merger (the Effective Time) all previously unexercised vested Vocalocity stock options that were not out-of-the-money were cashed out at the spread between the applicable exercise price and the applicable merger consideration, subject to reductions for escrow deposits. Unvested and/or out-of the-money Vocalocity stock options were cancelled and terminated with no right to receive payment.